Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 37
dated March 24, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – April 21, 2006

Capital Protected Notes due April 20, 2010
Based on the Value of Three Indices

Issue Price	:	$10 per Note
Aggregate Principal Amount	:	$42,500,000
Initial Index Value	:	10
Basket Indices	:	Percentage Weighting	Initial Index	Multiplier
			Closing Value

Dow Jones EURO STOXX 50SM Index	:	33 1/3%	3862.27	0.000863050
S&P 500® Index	:	33 1/3%	1311.28	0.002542045
Nikkei 225® Index	:	33 1/3%	16914.40	0.000197071

Participation Rate	:	100%
Determination Date	:	April 15, 2010
Trade Date	:	April 21, 2006
Settlement Date	:	April 28, 2006
Listing	:	AMEX
Exchange Symbol	:	MIB
CUSIP	:	61748A585
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$0.25 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Dow Jones EURO STOXX SM” and “STOXX SM” are service marks of STOXX Limited. These service marks have been licensed for use for certain purposes by Morgan Stanley.

“Standard & Poor’s®”, “S&P®”, and “S&P 500® Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

“Nikkei 225® Index” is a trademark of Nihon Keizai Shimbun, Inc. and has been licensed for use by Morgan Stanley.

The Notes are not sponsored, endorsed, sold or promoted by STOXX, S&P, or Nikkei and STOXX, S&P, and Nikkei make no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 37 dated March 24, 2006
Prospectus Supplement dated March 14, 2006
Prospectus dated January 25, 2006